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                       November 21, 2023

       Vincent Donargo
       Chief Financial Officer
       Calumet Specialty Products Partners, L.P.
       2780 Waterfront Parkway East Drive
       Suite 200
       Indianapolis, IN 46214

                                                        Re: Calumet Specialty
Products Partners, L.P.
                                                            Form 10-K for the
fiscal year ended December 31, 2022
                                                            Filed March 15,
2023
                                                            File No. 000-51734

       Dear Vincent Donargo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation